Exhibit 99

                            SPURLOCK INDUSTRIES, INC.
                                   P.O. BOX 8
                             WAVERLY, VIRGINIA 23890


Thursday, January 28, 1999                          CONTACT:  Phillip S. Sumpter

FOR IMMEDIATE RELEASE                                             (804) 834-8980



            COURT APPROVES SETTLEMENT OF SHAREHOLDER DERIVATIVE SUIT

         Waverly, Virginia - Spurlock Industries, Inc. today announced that the United States District Court for the District of Colorado has approved a settlement of the shareholders' derivative suit pending in such court, Rasmussen, et al. v. Spurlock Industries, Inc., et al. (Civil Action No.
97-D-2214). Effective December 2, 1998, the named plaintiffs and defendants, including the Company, entered into a Stipulation and Settlement Agreement to resolve all claims in connection with the lawsuit. In such settlement, the Company agreed to pay $75,000 in cash and issue 50,000 shares of Common Stock to the plaintiff shareholders, representing a portion of monies recovered by the Company as a result of the lawsuit, and to reimburse the plaintiff shareholders' legal fees in the amount of $22,500. Notice of such settlement was furnished to all shareholders, who were given the opportunity to express their opinions on the settlement at a hearing on January 27, 1999. At the conclusion of such hearing, the Court entered an order approving the settlement, adjudging "the terms of the settlement to be fair, reasonable, adequate and in the best interests  of  Spurlock  Industries,  Inc. . . . and its  Shareholders  . . . ."
Further, the Court dismissed the lawsuit with prejudice on the merits as to all defendants, including the Company.

         Settlement of the derivative suit is a condition to consummating the merger with Borden Chemical, Inc. under the previously announced acquisition agreement between Borden Chemical and the Company.

         Phillip S. Sumpter, Chairman and Chief Executive Officer of Spurlock Industries, Inc., said "We are pleased to bring the derivative suit to a final and fair resolution. We are grateful that the Federal District Court in Colorado approved the proposed settlement, confirming the determination by the Company's Board of Directors that it was in the best interests of the Company and all of its shareholders."

         Spurlock Industries, Inc., through its wholly-owned subsidiary, Spurlock Adhesives, Inc., currently develops, manufactures and markets specialty thermal-setting resins and formaldehyde for the forest products, building products and furniture industries. The Company's stock is traded in the over-the-counter market on the Nasdaq Bulletin Board under the symbol "SKII."



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